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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*


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   (Last) (First) (Middle):    Jacobs, Frederick W.


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   (Street)  80 S.W. Eighth Street, Suite 2160


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   (City) (State)  (Zip)  Miami, Florida 33130


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2. Date of Event Requiring Statement (Month/Day/Year)  November 11, 2002


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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol  Aphton Corporation (NASDAQ:  APHT)


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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)

      Vice President, Chief Financial Officer, Treasurer and
          Chief Accounting Officer
      --------------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year):  November 12, 2002


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ x ] Form filed by One Reporting Person

   [   ] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

1. Title of Derivative             2. Date Exercisable        3. Title and Amount of Securities
   Security (Instr. 4)                and Expiration Date        Underlying Derivative Security
                                      (Month/Day/Year)           (Instr. 4)
                                   ----------------------     ---------------------------------
                                                                                          Amount
                                                                                          or
                                   Date       Expira-                                     Number
                                   Exer-      tion                                        of
                                   cisable    Date            Title                       Shares
------------------------------------------------------------------------------------------------------------------
(1)  Warrants to purchase     11/11/2002     10/1/2021      Common Stock                  20,000
     common stock
------------------------------------------------------------------------------------------------------------------
(2)  Warrants to purchase     4/8/1992       12/31/2015     Common Stock                  18,000
     common stock
------------------------------------------------------------------------------------------------------------------
(3)  Warrants to purchase     10/1/2001      10/1/2021      Common Stock                  25,000
     common stock
------------------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
1. Title of Derivative                   4. Conver-          5. Owner-           6. Nature of
   Security (Instr. 4)                      sion or             ship                Indirect
                                            Exercise            Form of             Beneficial
                                            Price of            Derivative          Ownership
                                            Derivative          Securities:         (Instr. 5)
                                            Security            Direct
                                                                (D) or
                                                                Indirect
                                                                (I)
                                                                (Instr.5)
--------------------------------------------------------------------------------------------------------
(1)                                     $ 1.91                        D
--------------------------------------------------------------------------------------------------------
(2)                                     $14.75                        D
--------------------------------------------------------------------------------------------------------
(3)                                     $14.75                        D
--------------------------------------------------------------------------------------------------------
========================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:
(1) J-Company award.
This amendment is filed to correct an error in the initial report filed on November 12, 2002. The error was discovered during a recent review of the awards made in the fiscal year 2002 under the Company's stock-based incentive plan.


        Frederick W. Jacobs                                 April 15, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Frederick W. Jacobs
        Vice President, Chief Financial Officer,
          Trearurer and Chief Accounting Officer
        Aphton Corporation


*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).